Jupiter Wellness, Inc. Discusses Focus on Proprietary Patent/Patent Pending CBD Sun Care and Skin Care Brands in New Video Interview on SNN Network

Los Angeles, CA – SNN Network, The Official Small-, Micro- and Nano-Cap News Source™, today published a new Video Interview with Brian John, CEO, and Dr. Glynn Wilson, Chairman and Chief Scientific Officer of Jupiter Wellness, Inc. (NASDAQ: JUPW), a developer of innovative sun care and skin care brands, according to the company’s website (see here: www.jupiterwellnessinc.com).

Click the following link to watch the Video Interview:

Jupiter Wellness' Focus on Proprietary Patent/Patent Pending CBD Sun Care and Skin Care Brands

(LINK WILL BE EMBEDDED ONCE VIDEO IS PUBLIC)

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About Jupiter Wellness

Jupiter Wellness, Inc. (NASDAQ: JUPW) is a developer of innovative Suncare and Skin Care brands and other therapeutics with cannabinoids. The Company’s clinical pipeline of enhanced skin care therapeutics address indications including eczema, burns, HSV1 cold sores, and skin cancer. Jupiter generates revenues from a growing line of proprietary over-the-counter skincare products including CaniSun™ sunscreen and other wellness brands sold through its distribution platform.

For additional information, please visit www.JupiterWellnessinc.com www.Canisun.com.The Company’s public filings can be found at www.Sec.gov.

About SNN Network

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